This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Smith Barney Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                         EMPHESYS Financial Group, Inc.
                               at $37.50 per Share
                                       by
                                    HEW, Inc.
                          a wholly owned subsidiary of
                                   Humana Inc.

      HEW, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Humana Inc., a Delaware corporation (the "Parent"), hereby offers to purchase all of the shares of common stock, par value $0.01 per share (the "Shares"), of EMPHESYS Financial Group, Inc., a Delaware corporation (the "Company"), for $37.50 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 16, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, SEPTEMBER 15, 1995, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 9, 1995 (the "Merger Agreement"), among the Parent, the Offeror, and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of Delaware law, the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares held by the Parent, the Offeror or any other subsidiary of the Parent, or Shares which are held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive $37.50 in cash without interest. Concurrent with the execution of the Merger Agreement, the Parent entered into a Stock Option and Tender Agreement dated as of August 9, 1995, with American States Insurance Company (the "Selling Stockholder"), and its parent Lincoln National Corporation, pursuant to which the Selling Stockholder has agreed to tender into the Offer and not withdraw all 4,986,507 Shares owned by it, representing approximately 29.2% of the outstanding Shares.

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares representing at least a majority of all outstanding Shares on a fully diluted basis, (ii) the Office of the Commissioner of Insurance of the State of Wisconsin and the Department of Corporations of the State of California having issued final orders approving, exempting or otherwise authorizing consummation of the Merger, and all other transactions contemplated by the Merger Agreement as may require such authorization (provided any such order does not impose terms or conditions that materially and adversely affect the economic benefits of the transactions contemplated by the Merger Agreement) and (iii) satisfaction of certain other terms and conditions. The Merger Agreement and the Offer may also be terminated by the Offeror and the Parent if, among other things, the Company does not attain certain percentages of specified financial and operational targets.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT THERETO.

      For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased Shares validly tendered and not withdrawn if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to tendering stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase and timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and any other documents required by the Letter of Transmittal.

      If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Friday, September 15, 1995 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer as so extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, September 15, 1995, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire. The Offeror expressly reserves the right, in its sole discretion, at any time or from time to time, subject to applicable law and to the terms of the Merger Agreement, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary followed by, as promptly as practicable, a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after Saturday, October 14, 1995. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

      The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided to the Offeror its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

      Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer material may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent, the Dealer Manager, and the Depositary for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 755-3107

                      The Dealer Manager for the Offer is:

                               Smith Barney Inc.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212)816-7620
August 16, 1995